UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 28, 2012

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Conversion election with respect to 2.50% Convertible Subordinated Notes due 2012

On March 28, 2012, Equinix, Inc. (the “Company”) announced its determination to settle any conversion of its 2.50% Convertible Subordinated Notes due 2012 (the “Notes”) in cash up to 100% of the principal amount of the Notes converted, with any remaining amount to be settled in shares of the Company’s common stock. The Notes will mature on April 15, 2012.

As of March 28, 2012, $250.0 million in aggregate principal amount of the Notes was outstanding, with a conversion price of approximately $112.03 per share. The number of shares issuable to holders of Notes surrendered for conversion will be based on the volume weighted average price per share of the Company’s common stock for each of the ten consecutive trading days during the period beginning on the twelfth scheduled trading day immediately preceding the maturity date (the “Averaging Period”). Assuming a volume weighted average price of $151.86, the closing price of its common stock on March 27, 2012, for each such trading day, if all holders of the Notes surrendered their Notes for conversion prior to the close of business on the business day immediately preceding the maturity date, the Company would deliver to such holders an aggregate of $250.0 million, plus accrued interest, in cash and approximately 585,000 shares of the Company’s common stock. By settling its conversion obligation in a combination of cash and shares of its common stock, the Company avoided issuing approximately 1.6 million additional shares of its common stock that it would have delivered to holders of the Notes had it settled its conversion obligation entirely in shares.

The number of shares actually delivered by the Company to holders of Notes surrendered for conversion will be determined based on the volume weighted average price per share of the Company’s common stock on each trading day during the Averaging Period.

Shares repurchased by the Company pursuant to share repurchase program

As previously disclosed, on November 17, 2011, the Company announced a share repurchase program to purchase up to $250.0 million in value of its common stock in the open market or in private transactions through December 31, 2012. As of March 27, 2012, the Company had repurchased an aggregate of approximately 1.0 million shares under this program, at an average price per share of $99.81.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Equinix, Inc.

March 28, 2012	By:	/s/ Brandi Galvin Morandi
Name: Brandi Galvin Morandi Title: General Counsel and Secretary